Exhibit 99.1

United Development Funding IV Announces Distribution

GRAPEVINE, Texas, November 8, 2016 – United Development Funding IV (“UDF IV”) announced today that its board of trustees has authorized a cash distribution of $0.08 per share payable on November 28, 2016 to shareholders of record at the close of business on November 18, 2016.

About United Development Funding IV

United Development Funding IV is a public Maryland real estate investment trust. UDF IV was formed primarily to generate current interest income by investing in secured loans and producing profits from investments in residential real estate. Additional information about UDF IV can be found on its website at www.udfiv.com. UDF IV may disseminate important information regarding its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Investor Contact:	Media Contact:
Investor Relations	Jeff Eller
1-800-859-9338	469-916-4883
investorrelations@udfiv.com	mediarelations@udfiv.com